SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 4, 2004

Commission File No. 0-21935

Modem Media, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	06-1464807 (I.R.S. Employer Identification No.)

230 East Avenue
Norwalk, CT 06855
(Address of principal executive offices and zip code)

(203) 299-7000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Item 5. Other Events

In April 2004, Modem Media, Inc. (the “Company”) announced its decision to close its office in São Paolo, Brazil due to adverse market conditions and lower revenues. Operations of this office ceased in the second quarter of 2004 and as a result, in accordance with generally accepted accounting principles, the results of this operation have been reclassified and are separately presented for all reporting periods as discontinued operations. Accordingly, the Company has conformed to this accounting treatment the financial information previously presented in its Annual Report on Form 10-K (“Form 10-K”) for the year ended December 31, 2003 and in its Quarterly Report on Form 10-Q (“Form 10-Q”) for the quarter ended March 31, 2004. The São Paolo office generated revenues of $0.6 million, $1.7 million, $1.2 million and $1.3 million for the years ended December 31, 2003, 2002, 2001 and 2000, respectively.

The attached consolidated statements of operations for the years ended December 31, 2003, 2002 and 2001 and for the three months ended March 31, 2004 and 2003, respectively, have been revised to reflect in discontinued operations the results of the São Paolo office. Additionally, Management’s Discussion and Analysis, Notes to the Consolidated Financial Statements and Selected Financial Data also have been revised to conform to the accounting treatment of the reclassified consolidated results of operations.

Additionally, Note 1 to the Financial Statements for the quarter ended March 31, 2004 has been amended to correct for an error in the calculation of the pro forma stock-based compensation expense in the first quarter of 2004. Due to the correction of the error, the pro forma stock-based compensation expense disclosure for the first quarter of 2004 decreased by approximately $0.4 million from the $0.8 million originally disclosed.

The attached information should be read together with the Company’s SEC filings subsequent to the Forms 10-K and 10-Q, including its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004.

The restated information is attached as Exhibits 99.1 and 99.2.

Item 7. Financial Statements and Exhibits

(c) Exhibits

99.1

Modem Media’s selected financial data, management discussion & analysis of financial condition and results of operations and audited financial statements and accompanying notes for the years ended December 31, 2003, 2002 and 2001 reclassified to reflect the Company’s continuing and discontinued operations

99.2

Modem Media’s management discussion & analysis of financial condition and results of operations and consolidated financial statements and accompanying notes for the three month period ended March 31, 2004 reclassified to reflect the Company’s continuing and discontinued operations, including Note 1, as amended to correct an error in the calculation of pro forma stock-based compensation expense

99.3	Consent of Independent Accountants

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 4, 2004	MODEM MEDIA, INC.
	By	/s/ FRANK J. CONNOLLY, JR.

Frank J. Connolly, Jr. Chief Financial Officer